Exhibit 10.1

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT, dated as of October 6, 2010 (this “Agreement”), is made by and between Ener1, Inc., a Florida, USA, corporation (“Ener1”), as represented by Bruce Curtis, acting on the basis of the authority granted to him under the bylaws of Ener1, and Open Joint Stock Company “Mobile Gas Turbine Electric Powerplants”, a Russian corporation (“MGTES”), as represented by General Director Oleg Valentinovich Braghin, acting on the basis of the charter of MGTES.  Ener1 and MGTES are each referred to herein as a “Party” and, together, as the “Parties.”

WHEREAS, Ener1 has developed or has possession of patented and proprietary technology and other intellectual property relating to, among other things, lithium-ion batteries and battery cells designed for various applications including electric energy storage (collectively, “Ener1 Technology”);

WHEREAS, MGTES seeks to utilize Ener1 Technology in the implementation of a grid energy storage system (the “GES Systems”) in Russia as part of its development of smart-grid technologies (the “Smart-Grid Technologies Program”); and

WHEREAS, Ener1 is interested in designing, developing, manufacturing and selling lithium-ion batteries and related products using Ener1 Technology to MGTES, and MGTES is interested in purchasing such lithium-ion batteries and related products from Ener1, in connection with the implementation of the GES Systems and for such other purposes as the Parties may mutually agree, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

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1.             SUBJECT OF THIS AGREEMENT.

1.1           Sale and Purchase of the Units.  Ener1 undertakes to sell and supply, within the timeframe stipulated herein, the Units (as defined below) to MGTES (or another person designated by MGTES) and to perform and render related works and services in connection therewith as specified in this Agreement, and MGTES undertakes to accept and pay for such Units and related works and services supplied as per the terms and conditions of this Agreement.  The Parties agree that the term “Unit” means a separate, independent and ready-for-operation unit used to power the GES Systems comprised of lithium-ion batteries and specified battery elements, parts and equipment to be sold by Ener1 to MGTES under this Agreement.

1.2           Specification. Each Unit shall in all respects conform to the Specification.  The term “Specification” means the specifications set forth in Exhibits 1A, 1B, 1C and 1D, each as amended to take into account the terms of reference to be delivered by MGTES and described further in Section 1.4 (the “Terms of Reference”).  The Specification shall be subject to the mutual agreement of and signed by the Parties (or a “joint-working group” to be established by the Parties).  The Specification may also include information pertaining to technical specifications, bundling of the Unit components, a plan to ensure quality of the Units, warranty periods and warranty terms for the Units, and the value and terms of delivery of the Units.  The Parties acknowledge and agree that the Specification is intended to supplement the terms of this Agreement, and that if there is any conflict between the terms of this Agreement and the Specification, the terms of this Agreement shall prevail.  The Parties further acknowledge and agree that the Specification may be amended and updated from time to time by mutual agreement of the Parties in accordance with Section 1.3.  All references to “this Agreement” shall, unless the context clearly intends otherwise, be deemed to include the Exhibits to this Agreement, as amended, modified and supplemented by the Parties.

1.3           Production Timeline; Changes to Specification.  The Schedule of Work set forth in Exhibit 1В (the “Schedule of Work”) indicates the anticipated timeline of the development and production of the Units.  The Parties acknowledge and agree that during the engineering development stage and the pilot production stage outlined in the Schedule of Work, modifications may be necessary to the Specification in order to make the transactions contemplated by this Agreement feasible, in which case each Party shall negotiate in good faith to enter into an amendment to the Specification as, and to the extent, necessary to accommodate such modifications, and such amended Specification, upon execution thereof by the Parties, shall become part of this Agreement. The procedure for introducing amendments shall be agreed by the Parties additionally.  Notwithstanding the foregoing, Exhibit 1D sets forth the key technical and material aspects of the Specification, the modification of which would have a material impact on the economics or feasibility of the transactions contemplated by this Agreement (the “Key Technical Parameters”), and any change to the Key Technical Parameters shall be subject to a change in the Purchase Price (as defined below) that is mutually satisfactory to the Parties.

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1.4           Terms of Reference. The Terms of Reference specify, at minimum, the following:  (i) Unit and Unit component quantity and delivery requirements, (ii) ancillary works and services to be provided by Ener1, (iii) technical parameters and functional properties of the Units, (iv) requirements regarding the design and manufacture of the Units, (v) environmental, fire and other safety requirements of the Units, (vi) technical documentation to provided with the Units, (vii) training of the operational and maintenance staff, (viii) Unit and Unit component labeling and packaging, and (ix) field (in-place) testing of the Units, (x) requirements on providing reports, as well as other terms and conditions pertaining to supply, commissioning into operation and operation of the Units.

1.5           Unit Quality Control; Spare Parts. The Units shall be new and free from any liens or encumbrances, and shall come with the spare parts required in the Specification, with special tools and accessories required for assembly, adjustment, operation and subsequent maintenance and repairs of the Units, all as provided in the Specification.

1.6           Unit Services. The works and services related to the Units to be provided by Ener1 shall include but not be limited to the following:

1.6.1        designing and modification, including fine-tuning, the Units to achieve the state required in accordance with the Terms of Reference in all respects;

1.6.2        technical support until launch and during trial industrial operation (field testing) of the Units;

1.6.3        participation in “joint research” in accordance with Section 8 of this Agreement; and

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1.6.4        training the MGTES staff with respect to the operation and maintenance of the Units.

2.             PRICE OF UNITS.

2.1           Pricing. The Specification sets forth, in Exhibit 1C, the purchase price for two Units and related equipment, services and other items.    All amounts payable by MGTES hereunder for the Units and related equipment, services and other items are referred to herein as the “Purchase Price”.

2.2           Items Included as Part of the Purchase Price. The Parties acknowledge and agree that the Purchase Price includes all expenditures of Ener1 in connection with the supply of the Ener1's Units on the terms agreed by the Parties in the Specification, including performance of accompanying works and services, including, but not limited to expenditures on design, manufacture and transportation of the Units to the locations indicated in the Specification (hereinafter the “Supply Locations”), containers, packaging, transportation insurance, customs clearance, customs fees, start-up works, training of MGTES personnel, technical support (including supervision during installation and start-up works), modification of the Ener1's Units to the state requirements according to the Terms of Reference, as well as additional expenditures on providing to obtain insurance of risks under Section 9 hereof. MGTES shall compensate to Ener1 all customs clearance expenses for the Units in the Russian Federation and related documented costs and expenses for custom broker services and all required customs fees and duties pursuant to the terms of the Agreement. MGTES shall pay for all, not included in the Purchase Price, costs related to transporting the Units from the Supply Location to the Placement Locations.

2.3           VAT. The Purchase Price does not include VAT which is payable by MGTES directly to the relevant taxing authority.  With respect to each Unit and its components and other parts to be delivered to MGTES hereunder, MGTES shall pay all applicable VAT for such items at the time such items are imported into the Russian Federation during customs clearance.

2.4           Changes to Purchase Price. The Purchase Price shall not be subject to change as the Parties change the Specification unless changes are made to the Key Technical Parameters that materially increase the production costs of the Units.  In such situations requiring an increase in pricing, the Parties shall negotiate in good faith to agree on a mutually acceptable increase to the Purchase Price, and the Specification shall be amended to reflect such change.

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3.             PROCEDURE AND TERMS OF PAYING FOR THE UNITS.

3.1           Payment in U.S. Dollars. All payments to be made by MGTES to Ener1 under this Agreement shall be made by wire transfer of immediately available funds in USD.

3.2           Payment Milestones.  The payment milestones (each, a “Payment Milestone”) Purchase Price hereunder are set forth in Exhibit 1C, including the invoices and other documents to be submitted or obtained by Ener1 as a condition for executing such Payment Milestones.

4.             TERMS OF SUPPLY.

4.1           General. Ener1 shall deliver the Units to MGTES on the terms DDP, VAT excluded to the Supply Location (not including VAT) (according to Incoterms 2000), within the timeframe and on the terms agreed upon by the Parties in the Specification.

4.2           Incoterms-2000. For the purposes hereof, the terms of delivery and other trade terms used to describe the obligations of the Parties with respect to the matters described in this Section 4 shall be interpreted in accordance with the publication INCOTERMS-2000 published by the International Chamber of Commerce (publication № 560), unless a different interpretation is stipulated in this Agreement.

4.3           Warranties with Respect to Delivery and Units. Ener1 hereby warrants that: (i) delivery of the Units in accordance with this Agreement will not violate any agreements to which Ener1 is subject in any material manner, (ii) the Units will be new and unused, and not encumbered by any liens or other encumbrances, and (iii) the Units will not violate any third party’s intellectual property rights, including patent and licensing rights. Should Ener1 be in breach of this Section 4.3, Ener1 shall, independently and at its own expense, cure such breaches as promptly as practicable, and reimburse MGTES for its real damage incurred as a result of such breach.

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4.4           Packaging. Packaging and labeling of the Units, as well as documentation for the Units, shall be in compliance with the requirements set forth in the Specification in all respects. Notwithstanding the foregoing sentence, Ener1 shall deliver the Units in containers and packaging that guarantee their preservation while in transit to the applicable Placement Location (as defined in Exhibit 1A). In particular, the packaging shall, without any limitations, be able to endure intense lifting-transportation handling and exposure to extreme temperatures, salt and precipitation during transportation by sea, as well as outdoor storage, all to the extent customary for the type of Units being shipped as well as shipping method and location.  For these purposes, MGTES shall specify the restrictions on dimensions of the packaged Units and their weight so that all cargo packages shipped to MGTES hereunder comply with all applicable laws and regulations of the Russian Federation.

4.5           Supply Schedule. The shipping and delivery schedule of the Units shall be consistent with the anticipated timeline in the Specification. Both Parties shall use good faith and commercially reasonable efforts to meet the target dates set forth in the Specification. If Ener1 has reason to believe that a shipping/supply will be delayed, Ener1 shall promptly notify MGTES of such possible delay, including a description of the extent and cause of the delay. If Ener1 is late in shipping/supplying a Unit in accordance with the Specification (after giving effect to any valid postponements contemplated by the Specification), MGTES shall be entitled to receive liquidated damages in accordance with the applicable provisions of Section 13. For purposes hereof, (i) a Unit shall be deemed supplied on the date on which the Parties or their authorized representatives sign the Report on External Examination of the Units' transportation package (Attachment 1B, Table 2, Cl. 3) for such Unit at the Supply Location, and (ii) a Unit shall be deemed shipped on the date on which Ener1 has transferred such Unit to the applicable carrier at the shipping location as specified in the Specification (the “Shipping Location”), which date is specified in the appropriate report document indicated in the Specification.

4.6           Risk of Loss and Ownership Title. The ownership title to the Units shall be passed by Ener1 to MGTES at the time of signing the reporting documents for Stage No. 1, as indicated in Specification (Exhibit 1B, Table 2, Cl. 1)). Risk of loss, damage and destruction of the Units will simultaneously pass to MGTES upon delivery of the Units to the Supply Location in accordance with the Specification.

5.             DOCUMENTATION AND CERTIFICATION.

5.1           Governmental Approvals.  The Parties shall cooperate in good faith to ensure that the Units conform to and be accompanied by appropriate certificates, permits and other documents required by the applicable laws and regulations of the Russian Federation, which may include:

5.1.1        a permit for use, issued by bodies of Rostechnadzor of the Russian Federation;

5.1.2        a GOST-R certificate of conformity;

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5.1.3        a positive industrial safety expert review; and

5.1.4        an environmental certificate of conformity (or a letter regarding the permit for use) issued by the bodies of Rospotrebnadzor of the Russian Federation;

5.2           Allocation of Responsibilities for Governmental Approvals.  Any expenses involved in obtaining documents and certifications specified in Section 5.1 shall be borne by Ener1. Ener1 shall obtain all such documents and certifications in place at least 30 calendar days before the date on which the first Unit is commissioned for pilot operation.

5.2.1        Government Delays. Neither Party shall have any liability toward the other Party, or pay any penalty or liquidated damages pursuant to any provision of this Agreement, due to any delay in performance of an obligation under this Agreement that is due directly or indirectly to the unjustified refusal or delay to issue certificates, permits or other documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A., provided that the Party that has not performed its obligation to obtain a such permit or certificate has timely submitted all data and documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A. and that such refusal or delay occurred due to an unjustified action or inaction of Russian federal state administrative bodies or administrative bodies of the U.S.A. which are beyond the control of the defaulting Party.

5.3           Unit-Related Documents. Ener1 shall, simultaneously with supply of the Units, deliver the following documents  to MGTES as specified in the Specification in connection with the supply of the Units, unless otherwise agreed to by the Parties:

5.3.1        packing lists and shipping specifications;

5.3.2        Ener1's warranty certificates;

5.3.3        certificate of origin;

5.3.4        technical documentation indicated in the Specification;

5.3.5        documents required, as per the effective Russian Federation legislation, for refunding VAT paid by MGTES in accordance with Section 2.3; or

5.3.6        such other documents mutually agreed to by the Parties.

5.4           Documents in Russian. The list of documents to be presented in Russian shall be set forth in the Specification.

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5.5           Evaluation Tests and Documentation.  In order to conduct an evaluation of the Units for their use as part of the Unified National Power Grid of the Russian Federation (RF UNPG), the Parties agree on the following procedures:

5.5.1        the Parties shall jointly prepare a set of documents to conduct evaluation, including a list of metrics whereby tests of the Units must be performed for Unit evaluation purposes (the “Evaluation Tests”), as well as the range of permissible values of such metrics;

5.5.2        Ener1, within a timeframe agreed upon with MGTES and using MGTES experts, shall conduct Evaluation Tests of the Units by means of an international organization specialized is in the area of consulting, testing and certifying power engineering equipment (for instance, KEMA);

5.5.3        in the event of an unsatisfactory result of Evaluation Tests, Ener1, at its own expense, shall fine-tune the Units and perform repeat Evaluation Tests following the procedure stipulated in Section 5.5.2;

5.5.4        Ener1 shall submit Evaluation Test results to MGTES for approval; and

5.5.5        following approval by MGTES of the Evaluation Test results, the Units shall be considered compliant, in which case, the Parties shall sign a report on evaluating the Units.

6.             UNIT ACCEPTANCE.

6.1           General. Stages of Unit acceptance (each, an “Acceptance Stage”) shall be as set forth in the Specification.  Ener1 shall, at least 14 calendar days before the proposed acceptance date with respect to an Acceptance Stage taking place within the USA, or 7 calendar days before the proposed acceptance date with respect to an Acceptance Stage taking place within the Russian Federation, notify MGTES in writing, including via facsimile communication, of such proposed acceptance date for such Acceptance Stage. In turn, MGTES shall notify Ener1, at least 7 calendar days before a proposed acceptance date, on the stages of the Units acceptance at the Placement Locations, of such proposed date of the Units acceptance, and such notice shall be in writing, including via facsimile communication.  Each Party shall make one or more of its authorized representatives available for each such Acceptance Stage (save for the stage No.2 specified in the Specification), and such representative shall be authorized to deem the applicable Acceptance Stage satisfied (or unsatisfied) on behalf of such Party in accordance with Section 6.2.

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6.2           Testing and Acceptance Report.  Testing and demonstration for each Acceptance Stage shall be performed in the presence of an authorized Ener1 representative and an authorized MGTES representative, except as otherwise provided in the Specification. The date of Unit acceptance for the respective stage shall be the date of signing by the Parties of the respective report documents listed in the Specification.

If the authorized representatives of Ener1 and/or MGTES, who have been informed of the place and time of Unit acceptance in according with Clause 6.1 hereof, fail to appear for the Unit acceptance on any stage of acceptance a record of this shall be made in the respective Unit acceptance act, the acceptance is performed and the act is signed by the representatives who have come. In this case, the act shall have legal force.

6.3           Scope and Timeframe.  The timeframes, report documents and scope of Unit acceptance for each Acceptance Stage shall be set forth in the Specification.  The draft report documents for an Acceptance Stage shall be prepared by Ener1 and forwarded to MGTES in advance for approval, such approval not to be unreasonably withheld, prior to the date on which the applicable Acceptance Stage is to be held.

6.4           Breach by Ener1. If, prior to an Acceptance Stage, Ener1 is in breach of this Agreement, MGTES shall have the right to withhold approval of such Acceptance Stage until such breach has been cured to MGTES’s reasonable satisfaction.

6.5           Claims for Defects, detected after the acceptance. In instances when the damage to packaging or a shortage of Units or their separate components could not have been detected during the visual inspection performed when the Units were supplied to the Supply Location, MGTES shall be entitled to make claims for quantity and integrity of the Units within 30 calendar days from the date of the Unit acceptance act for the respective stage. In this case, Ener1 shall be obliged to repair the detected defects within the terms indicated in Clause 6.8 hereof.

6.6           Damage Identified during acceptance. If, in the course of Unit acceptance, violations of provisions contained in this Agreement are identified, MGTES shall prepare a “Reclamation act” that specifies the violations identified and actions required to be taken by the Parties to remedy them, and the act shall be signed by both Parties. The act shall constitute grounds for MGTES not to sign the acceptance act for the applicable Unit acceptance stage and not to pay the remainder of the amounts due for the Units, which do not comply with the requirements of the Agreement or are supplied in violation of its terms. In such event Ener1 shall eliminate the revealed violations within the timeframes specified in Clause 6.8 hereof.

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6.7           Damage Identified with respect to Quality. MGTES may accept a Unit or Unit components, as far as their quantity, without conducting a preliminary inspection of their quality if such Unit or Unit components are contained within proper containers and packaging and lack visible defects. MGTES may, following acceptance of such Unit or Unit components as far as quantity, inspect their quality, including by way of conducting necessary tests during starting-up and adjustment works and putting into operation, and, should defects then be identified, shall notify Ener1 of such defects in writing.  In that case, Ener1 shall be required to correct such defects within the timeframe specified in Section 6.8.

6.8           Damage Correction Procedures.  If, in the course of Unit acceptance pursuant to Section 6.5, 6.6 or 6.7, the Parties have identified that a Unit is not complete and/or fail to conform to the quality requirements as set forth in the Specification, the Parties shall determine, in a supplemental agreement hereto (an “Agreement to Correct Units”), a reasonable period of time for delivering the parts of such Unit that failed to be delivered and/or replacing the defective parts of such Unit, which shall not relieve Ener1 from liability under Section 13. Should Ener1 fail to remove identified violations within the timeframe specified in the applicable Agreement to Correct Units, MGTES may make claims against Ener1 concerning proper performance of this Agreement, in the amount of reasonable expenses incurred by it in removing the defects and confirmed by appropriate documentation. Payment of expenses incurred in remedial action and of penalties shall not relieve Ener1 from the obligation to transfer, at the request of MGTES, short-supplied Unit components and/or replace defective parts of the applicable Unit.

6.9           Rejection of Unit.  MGTES may decline a Unit delivered in violation of the product range, completeness, quantity and/or quality requirements specified in the Specification by giving written notice thereof to Ener1 (a “Rejection Notice”) if Ener1 fails to perform its obligations to correct such violation in all respects within one hundred (100) calendar days of the date on which MGTES notified Ener1 of such violation in writing pursuant to Section 6.5, 6.6 or 6.7 (or such date on which such violation was to be corrected pursuant to an Agreement to Correct Units).  If MGTES delivers a Rejection Notice, the Unit subject to such Rejection Notice shall not be accepted, shall not be paid for, and Ener1 shall return previously paid amounts with respect to such Unit within 30 calendar days of the date on which such Rejection Notice was delivered to Ener1, and Ener1 shall reimburse MGTES for related, documented damages.

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6.10         Ener1 Representatives. Ener1 based on a written request of MGTES shall make its representatives available to arrive to the place indicated in MGTES’s request and advise MGTES on the causes of any defects or deficiencies in the Units, the anticipated timeframe for curing any such defects or deficiencies, and any other inquiries reasonably made by MGTES with respect thereto. If a representative of Ener1 does not arrive for consideration of defects detected during the acceptance of the Units and completion of a respective Act during the terms indicated in MGTES’s request, MGTES shall involve an independent expert (hereinafter ”Expert”). The competence of the Expert in the question of determining the quantity and quality of the Units shall be confirmed by the licenses and certificates of the Expert. The costs of involving such an Expert shall be compensated by Ener1 based on confirming documents.

6.11         Disputes. If the Parties are unable to agree on the nature, significance, quantity or any other aspect of a defect and/or deficiency in a Unit or Unit components, an independent expert reasonably acceptable to both Parties shall be appointed to evaluate and mediate the dispute.  The conclusion of the expert on the questions that arose during the Unit acceptance is final and all the actions of the Parties shall be based on this decision and shall not contradict it. The guilty Party shall bear all of the costs of such expert.

7.             WARRANTIES.

7.1           Conformance with Specification.  Ener1 shall ensure conformity of the quality of the Units supplied hereunder to the requirements contained in the Specification in all respects.  MGTES is required to promptly notify Ener1 in writing of any and all matters of non-conformity.  The Parties shall enter into an Agreement to Correct Units with respect to any such non-conformity in accordance with Section 6.8.

7.2           Warranty Period.  The total warranty period for each Unit warranty under this Section 7 shall commence on the date of the signing act of acceptance of the putting Units into pilot launch of each Unit as set out in Table 3 and expire on the date that is [REDACTED] days after such date.  The first [REDACTED] days of the warranty will cover [REDACTED] period of the Units [REDACTED] and materials and workmanship, and the remaining [REDACTED] days of the warranty will cover [REDACTED] only.

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[REDACTED]

7.3           [REDACTED]

7.4           Technical Support. In addition to other obligations indicated in this Agreement, Ener1 shall provide “round-the-clock” technical support for MGTES (by phone and via e-mail), and, upon the occurrence of an emergency with respect to the Units supplied, supply immediately the spare parts required for repairing the same.  The purchase price for spare parts and services supplied following expiration of the warranty period shall be mutually agreed to by the Parties in good faith prior to or contemporaneously with any such emergency repair.

7.5           Spare Parts. At MGTES’s request, Ener1 shall, as promptly as possible, replenish MGTES’s spare parts reserve. The purchase price, procedure and timeframe for replenishing the replacement part reserve shall be mutually agreed to by the Parties prior to shipment of such parts to MGTES.

7.6           Maintenance and Support.  During installation, startup and launch of the Units into operation, as well as during trial industrial operation of the Units, Ener1, at MGTES’s request, shall provide the necessary maintenance and support, including supervision during Unit installation, start-up, Unit testing, supervision of the putting of Units into trial industrial operation, training of operating and maintenance staff, technical support and field (in-place) testing in the course of trial industrial operation of the Units, all as set forth in the Specification.

MGTES shall operate and maintain the Units in compliance with the operating and maintenance instructions furnished by Ener1. MGTES shall perform or arrange for all necessary routine, and non-routine inspections, and maintenance and overhaul of the Units under the supervision of Ener1. [REDACTED]

7.7           Investigation by Ener1.  Ener1 undertakes to arrange for prompt participation of its representatives in investigating technological disruptions in the work of the Units.

7.8           Exchange of Information.  Ener1 and MGTES shall endeavor to promptly inform the other Party of any information that may be material to the improvement of the Units.

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8.             JOINT ANALYSIS.

8.1           Field (On-Site) Testing. Following the installation and pilot launch of a Unit, the Parties will conduct comprehensive field testing and analysis of the obtained results (“Field Testing”) of such Unit to, among other things, evaluate its performance characteristics, assess utility and obtain design feedback.  Field Testing will be performed in accordance with the Specification in a manner that is mutually agreed to by the Parties. It is anticipated that Field Testing will occur over a period of eighteen (18) months, and that the program will include the installation and uses of necessary high-accuracy remote data monitoring and recording systems to be supplied by Ener1. The cost of these systems is included in the cost of the Units.

8.2           Economic Viability Analysis.  The Parties will jointly conduct an economic viability analysis of all potential energy storage uses for lithium-ion batteries and other Ener1 Technology. Among other things, the economic viability analysis will seek to identify those applications suitable, among others, for the Smart-Grid Technologies Program to create a prioritized list of potential projects. Ener1 and MGTES shall jointly set up working groups comprised of their personnel to conduct testing, selection and identification of priority applied solutions in the energy storage area, and to design and develop a GES System for the selected priority applied solutions. The ultimate goal is to jointly develop a GES System to be used in power grids. The procedure and timeframe for the economic viability analysis shall be on terms mutually agreed to by the Parties in a separate agreement.

8.3           Localization.  The Parties will consider the availability of raw materials and qualified personnel and evaluate market conditions to determine the feasibility of producing lithium-ion batteries and use of related technology in the Russian Federation. The procedure and timeframe for measures on arranging localization shall be on terms mutually agreed to by the Parties in a separate agreement.

8.4           Results Confidential.  The result of the joint analysis indicated in this Section 8 shall constitute confidential information and property of MGTES, provided that information that constituted Confidential Information or Intellectual Property of Ener1 at the time disclosed or provided by Ener1 in connection with such analysis shall remain Confidential Information and/or Intellectual Property of Ener1.  In the absence of preliminary written consent from MGTES, Ener1 cannot transfer to third parties any information obtained as a result of performing such joint analysis indicated in Section 8.

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8.5           Expenses. Each party shall bear its own expenses incurred in connection with holding the joint analysis indicated in this Section 8.

9.             INSURANCE AGAINST RISKS.

9.1           General. Ener1 undertakes to maintain, with a top-class insurance company, insurance against general liability in delivery of the Units.  Ener1 shall bear the costs of such insurance, provided that MGTES shall promptly reimburse Ener1 for all such documented costs.

9.2           Proof of Insurance. Ener1 shall present proof of such insurance to MGTES in the form of an original of the insurance policy along with the documents transferred under Acceptance Phase 1 indicated in the Specification.  Such insurance shall cover any and all risks of accidental loss of or damage to the Units until the risk of loss with respect to the Units passes to MGTES, which shall be at the Supply Location of such Units.

9.3           Insurance Type. The Units must be insured “for all risks” (terms of provision “А” of the Institute of London Underwriters № 252 1/1/82) for the purposes of transportation from the manufacturer to the Supply Location.  For purposes of this Section 9.3, insurance must cover all events of wreckage, loss or damage to the entire cargo or part thereof occurring for any reason of accidental nature, and also must cover costs of general average and salvage, distributed or established in accordance with the shipping contract and/or effective regulatory acts of the relevant state in whose territory the cargo was located at the moment of its wreckage, loss, damage and with the established business customs and caused by the necessity to avoid loss for any reason. The beneficiary under such insurance policy shall be MGTES. Ener1 shall obtain MGTES’s approval in advance pertaining to the form of such insurance policy and the insurance company.

9.4           Coverage Limits. The insured sum under the cargo insurance policy shall be established in the amount of the Purchase Price of the Units.

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10.           REPRESENTATIONS AND WARRANTIES.

10.1         Representations by Ener1.  Ener1 represents and warrants that, as of the date hereof: (i) it is duly organized and validly existing under the laws of the State of Florida, USA and has full corporate power and authority to enter into this Agreement; (ii) the Board of Directors of Ener1 approved this Agreement at a meeting held on October 1, 2010, and Ener1 has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement does not conflict with, or constitute a default under, its charter documents, any of its contractual obligation or any court order applicable to it.

10.2         Representations by MGTES.  MGTES represents and warrants that, as of the date hereof:  (i) MGTES is duly organized and validly existing under the laws of the Russian Federation and has full corporate power and authority to enter into this Agreement; (ii) the Board of Directors of MGTES shall consider and approve this Agreement at a meeting scheduled to be held no later than on October 31, 2010;

MGTES's obligation to perform its obligations under this Agreement and Ener1's right to claim MGTES's liability hereof is conditional upon receipt of the requisite approval of the Board of Directors of MGTES as provided for herein and once such approval has been obtained to approve this Agreement MGTES shall provide to Ener1 written notice (that further will be accompanied by a notarized extract from the Minutes of Board of Directors) evidencing that the Agreement has been approved, and as of the date of such decision, MGTES will have taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement, provided further, however, that for each day after October 22, 2010 that this Agreement remains contingent upon approval as provided for herein, all dates set forth in Exhibit 1B shall be extended by 1 day; and (iii) the performance of its obligations under this Agreement does not conflict with, or constitute a default under, its charter documents, any of its contractual obligation or any court order applicable to it.

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11.           INTELLECTUAL PROPERTY RIGHTS.

11.1         Ener1 Intellectual Property Rights. Notwithstanding any provision in this Agreement to the contrary, as between MGTES and Ener1, Ener1 shall retain exclusive ownership of all right, title and interest, throughout the world, in all Intellectual Property (as defined below) relating to the Units (and any other products supplied by Ener1 hereunder) or the manufacture and/or development of the Units or such other products (the “Ener1 IP Rights”), whether or not based on materials, information, advice and the like received by Ener1 from MGTES or any other party, and whether or not developed independently or collaboratively with MGTES or any other party.  For the avoidance of doubt, as between MGTES and Ener1, Ener1 exclusively owns and will own all Intellectual Property relating to the lithium-ion battery technology and all derivatives thereof incorporated into the Units or used in the manufacture and/or development of the Units.  Nothing in this Agreement shall be deemed to constitute a transfer of Intellectual Property from Ener1 to MGTES, or to any other party.  Ener1 and MGTES shall retain all rights in their respective trademarks and trade names.  MGTES undertakes not to alter or remove any of Ener1’s trademarks and shall not use any of Ener1’s trademarks or trade names without Ener1’s prior written consent.

11.2         Covenants of MGTES. MGTES will not directly or indirectly: (i) challenge or contest the validity or enforceability of any of the Ener1 IP Rights, or any Ener1 trademarks or trade names; (ii) dispute the validity, enforceability or Ener1’s exclusive ownership of any of the Ener1 IP Rights, or any Ener1 trademarks or trade names, or initiate or participate in any proceeding opposing the grant of any license, patent, trademark or other intellectual property right, or challenging any patent or trademark application in connection with any matter that is a part of the Ener1 IP Rights or any Ener1 trademarks or trade names; (iii) apply to register or otherwise obtain registration of any Ener1 IP Rights or any Ener1 trademarks or trade names; or (iv) assist any other party to do any of the foregoing.

11.3         Definition of “Intellectual Property”. As used herein, the term “Intellectual Property” means any and all U.S. or foreign patents, patent applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, know-how, customer and supplier information, assembly and test data drawings or royalty rights, with the exception of joint analysis indicated in Section 8 hereof.

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12.           CONFIDENTIALITY.

12.1         General.  Each Party ( the “Receiving Party”) agrees (i) to hold the Confidential Information (as defined below) of the other Party (the “Disclosing Party”) in strict confidence and to take all precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own Confidential Information), (ii) not to disclose any Confidential Information or any information derived therefrom to any third party; provided, however, that the Receiving Party may disclose Confidential Information to any of its officers, directors, employees, associates, agents, attorneys, financial advisors or auditors (collectively, “Representatives”) who need to know such information for purposes of implementing the terms of this Agreement, but only if such Representatives are advised of this Agreement and agree to abide by its terms, and only if the Receiving Party agrees it shall be liable for any breach by such Representatives of the confidentiality obligations contained herein, and (iii) not to make any use whatsoever at any time of such Confidential Information except to implement the terms of this Agreement.  Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to any information that the Receiving Party conclusively documents (a) is, through no improper action or inaction by the Receiving Party or any affiliate or Representative of the Receiving Party, generally available to the public, (b) was in its possession or known by it prior to receipt of such information from the Disclosing Party, (c) was lawfully disclosed to it by a third party not under a duty of confidentiality with respect to such information, provided the Receiving Party complies with any restrictions imposed on it by such third party, or (d) was developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party.

12.2         Disclosure under Legal Process.  The Receiving Party may disclose Confidential Information to the extent such disclosure is required by the order of any court or regulatory authority; provided, however, that the Receiving Party (i) shall use diligent efforts to limit such disclosure and (ii) shall provide the Disclosing Party with prior written notice of such disclosure for the purpose of taking other measures to prevent such disclosure.

12.3         Return of Confidential Information.  The Receiving Party acknowledges and agrees that all Confidential Information will remain the property of the Disclosing Party and will be promptly returned or destroyed upon the Disclosing Party’s request.  The Receiving Party will promptly inform the Disclosing Party if it becomes aware of any misappropriation, misuse or improper disclosure of any Confidential Information or any breach of this Agreement by the Receiving Party or its Representatives.  Immediately upon (i) the termination of this Agreement in accordance with the terms hereof, or (ii) a request made at any time by the Disclosing Party, the Receiving Party will deliver to the Disclosing Party all Confidential Information of the Disclosing Party in the possession of the Receiving Party or its Representatives, including all documents or media containing any such Confidential Information and any and all copies or extracts thereof, whether prepared by the Receiving Party or the Disclosing Party.

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12.4         Reverse Engineering.  The Receiving Party agrees not to copy, alter, modify, reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any Confidential Information and must not remove, overprint, deface or change any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership from any originals or copies of Confidential Information it receives from the Disclosing Party.

12.5         Duration.  The Parties’ obligations hereunder with respect to any Confidential Information disclosed hereunder will survive for a period of five years from the last date on which any such Confidential Information was disclosed, provided that the Parties’ obligations hereunder with respect to any Confidential Information that also constitutes Intellectual Property will survive indefinitely.

12.6         Definition of Confidential Information.  As used herein, the term “Confidential Information” means any technical or business information of a Disclosing Party or any of its affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is conveyed or maintained in written, oral, graphic, physical, electronic, or other form.  Confidential Information may include, without limitation, unpublished patent applications, inventions, trade secrets, know-how, show-how, processes, procedures, formulae, products, drawings, materials, apparatus, methods, customer or supplier specifications or requirements, computer software and other data, technical documentation or specifications, plans, records, test results, permissions, licenses and approvals, telephone numbers, e-mail addresses and names, techniques, business operations, financial information (including pricing and costing), customer and/or supplier information, distribution information, and other records and information.

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13.           LIABILITY OF THE PARTIES.

13.1         General.  Ener1 shall supply the Units in accordance with this Agreement.  If Ener1 becomes aware of a possible delay in the performance of any of its obligations under this Agreement, it shall promptly notify MGTES in writing of the possible delay, its expected duration and cause (causes) of the delay.  If there is a delay in the performance by Ener1 of any of its obligations under this Agreement, and such delay is not the result of MGTES’s fault, or any Force Majeure, MGTES, at its discretion, may extend the deadline for the performance by Ener1 of its obligations hereunder and/or impose any applicable liquidated damages described in Section 13.2.

13.2         [REDACTED]

13.3         [REDACTED]

13.4         Absolute Performance Ratios. If the Units fail to meet the Absolute Performance Ratios indicated in the Specification (Exhibit 1D), then such failure shall be deemed to constitute non-compliance with the quality requirements stipulated in this Agreement with regard to such Units, in which case, the Parties shall act in accordance with the provisions in Section 6.7.

13.5         Delay in Payment. If MGTES, due to its own fault, is delinquent on any payment required under this Agreement by more than five business days for a reason other than a Force Majeure, Ener1 may charge MGTES liquidated damages at the rate of 0.1% on the amount due for every calendar day of the delay until the same is paid in full, provided that the aggregate amount of the liquidated damages paid by MGTES under this Section 13.5 cannot exceed 10% of the amount of the delayed payment. The Parties have agreed that no other penalties or liquidated damages shall apply for the failure by MGTES to make payments on a timely basis hereunder.

13.6         Continuing Obligations. Payment of liquidated damages shall not relieve a Party from performing its obligations under this Agreement.

13.7         No Other Compensation.  Except as contemplated by this Agreement, neither Party shall demand compensation of any kind from the other Party and each Party shall bear its own costs, risks and liabilities arising out of its obligations and efforts under this Agreement.

14.           LIMITATION ON WARRANTIES AND LIABILITIES.

14.1         Limitation on Warranties. No oral or written representation or statement made by Ener1 or any of its Representatives, including, but not limited to, any specifications, descriptions or statements contained in any manual or guide provided to MGTES that is not restated in this Agreement, is binding upon Ener1 as a warranty or promise of performance.  Ener1 does not make any warranties or promises, express or implied, with respect to the merchantability, fitness for use, condition, duration or suitability of the Units and are not responsible for any patent or latent defects in any of the Units, or damages resulting therefrom, except as expressly provided in this Agreement.

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14.2         LIMITATION ON LIABILITY. IN NO EVENT SHALL ENER1 BE LIABLE IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, FOR ANY DAMAGES WHATSOEVER, INCLUDING SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE OF PRODUCTIVE FACILITIES OR EQUIPMENT, LOSS OF REVENUES OR PROFITS OR LOSS UNDER PURCHASES OR CONTRACTS MADE IN RELIANCE ON THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, WHETHER SUFFERED BY A PARTY TO THIS AGREEMENT OR ANY THIRD PARTY, OR FOR ANY LOSS OR DAMAGE ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY, ITS EMPLOYEES OR AGENTS OR ANY THIRD PARTY. IN ADDITION TO AND WITHOUT LIMITING THE FOREGOING, THE MAXIMUM AGGREGATE AMOUNT OF LIABILITIES FOR WHICH ENER1 SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LIQUIDATED DAMAGES UNDER SECTION 13) SHALL UNDER NO CIRCUMSTANCES EXCEED [REDACTED]

15.           AMENDMENT AND TERMINATION OF THIS AGREEMENT.

15.1         Amendments; Waivers.

15.1.1      Any amendments, modifications and/or supplements to this Agreement shall be made pursuant to a writing signed by a duly authorized representative of each Party, and shall be an integral part of this Agreement as of the date of its signing. All instances in this Agreement requiring “the mutual agreement of the Parties” or other phrases of similar import shall be evidenced by a writing signed by both Parties and shall be construed as an amendment to this Agreement.

15.1.2      No waiver of any provision of this Agreement will be valid or effective unless in writing and signed by the Party from whom such waiver is sought.  A failure by either Party to exercise any rights or remedies it may have hereunder shall not operate as a waiver of such rights or remedies. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

15.2         Termination. This Agreement may be terminated as follows:

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15.2.1      by mutual agreement of the Parties in writing at any time for any reason or no reason;

15.2.2      by MGTES upon written notice to Ener1 if:

(a)           Ener1 fails to deliver a Unit to the Shipping Location for such Unit, or (ii) such Unit is not assembled and put into pilot operation in the Placement Location within 180 calendar days of the date on which such delivery or assembly and pilot launch was required to have occurred under the Specification, provided that all of the rights and obligations of the Parties with respect to the other Unit shall survive such termination;

(b)           MGTES has validly delivered a Rejection Notice with respect to a Unit in accordance with Section 6.9, provided that all of the rights and obligations of the Parties with respect to the other Unit shall survive such termination;

(c)           Ener1 has continually and breached its obligations under this Agreement (other than a breach that is covered in paragraphs (a) or (b) above), and is not making a good faith effort to cure such breaches after receiving not less than 30 days’ written notice thereof from MGTES; or

(d)           bankruptcy proceedings are instituted against Ener1.

In the event that MGTES elects to terminate the Agreement pursuant to this Section 15.2.2(a), then Ener1 shall pay liquidated damages with regard to the first 100 days of delay, and with regard to the next 80 days of delay MGTES shall be entitled to receive only interest at the rate of 12% per annum on any amounts previously paid by MGTES to Ener1 under this Agreement, and sums that are subject to payment in accordance with Section 15.3.

In addition, in the event of termination of this Agreement pursuant to Section. 15.2.2(a), Ener1 shall return to MGTES all earlier sums paid to it pursuant to this Agreement within 30 calendar days from the time that MGTES sends the corresponding notification.

15.2.3 by Ener1 upon written notice to MGTES if:

(a)           MGTES fails to timely make its payment obligations hereunder and such failure is not cured within 90 days after MGTES receives written notice thereof from Ener1, provided that Ener1 may cease its performance under this Agreement if MGTES fails to timely make its payment obligations hereunder and such failure is not cured within 30 days from when such payment was due to Ener1, and such cessation of performance by Ener1 shall not be considered to be a breach or default by Ener1 of its obligations under this Agreement, and the applicable time periods set forth in this Agreement shall be proportionally adjusted to account for MGTES's delay in payment in excess of such 30 days; or

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(b)           bankruptcy proceedings are instituted against MGTES.

15.3         The provisions of Sections 11, 12, 13, 14, 15 and 16, and all payment and performance obligations of the Parties that have accrued but remain unpaid or performance obligations that have not been completed as of the date of termination (or partial termination under Sections 15.2.2(a) or 15.2.2(b)), shall survive the termination of this Agreement until satisfied in full.

15.4         This Agreement shall in all respects be binding on both Parties hereto and may only be terminated on the grounds set forth in this Section 15.

15.5         The Party terminating the Agreement shall be entitled to present to the other Party a claim for reasonable and documented costs in connection with such termination.  If there is a dispute between the Parties with respect to such claim, the Parties may pursue such dispute as provided for in Section 16.5.

16.           MISCELLANEOUS.

16.1         Relationship of the Parties.  Nothing in this Agreement is intended or will be deemed to constitute a partnership, joint venture, joint development, agency or employer-employee relationship between the Parties.  Neither Party shall have the right, power or authority to make any representation or any binding agreement or arrangement on behalf of the other Party.

16.2         Force Majeure. Neither Party will be liable for any breach or failure to perform under this Agreement if such breach or failure to perform is due to an act beyond the control of such Party (a “Force Majeure”), which include by way of illustration, but not limitation, acts of God, fire, floods, war, civil disobedience, strikes, lockouts, freight embargos, inclement weather, or any other cause or condition beyond such Party’s control; provided, however, that the Party which has been so affected will (i) promptly give written notice to the other of the fact that it is unable to so perform and the cause(s) therefore; and (ii) resume its performance under this Agreement immediately upon the cessation of such cause(s) and give a notice of same to the other Party.

16.3         Entire Agreement. This Agreement and its Exhibits constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, without limitation, the agreement to carry out a joint project previously executed by the Parties in the city of Sochi on September 17, 2010..

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16.4         Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

16.5         Arbitration; Governing Law.

16.5.1      The Parties shall attempt to resolve any questions that may arise out of or in connection with the present Agreement or the execution, breach or termination thereof by means of negotiations.

16.5.2      Any dispute, controversy or claim which may arise out of or in connection with the present Agreement, or the execution, breach, termination or invalidity thereof, shall be settled by the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation in accordance with its Rules.

16.5.3      Within 30 (thirty) calendar days of submission of the dispute for arbitration, MGTES and Ener1 shall each appoint one arbitrator. The two arbitrators thus appointed shall agree on and select a candidate for the third arbitrator, which third arbitrator shall act as the chairperson of the panel, within 30 (thirty) calendar days of the respondent(s) appointing an arbitrator, it being further agreed that two of the three arbitrators shall be foreign persons who are not citizens of the Russian Federation or the USA. Should either Party fail to appoint an arbitrator or should the two arbitrators fail to agree on appointing the third arbitrator within a thirty-day period of time, an arbitrator shall be appointed in accordance with the then effective rules of the International Chamber of Commerce.

16.5.4      The location of arbitral proceedings shall be the city of Moscow, Russia.

16.5.5      The language of arbitral proceedings shall be the English language.

16.5.6      The governing law of this Agreement and all disputes arising under or pertaining to this Agreement or the subject matter hereof shall be the substantive law of England, without giving effect to any conflict of laws provisions.

16.5.7      The prevailing Party in any such action shall be entitled to recover its reasonable and documented costs in full from the non-prevailing party, including any arbitration costs and any interest on any judgement as determined by the arbitration panel. Any judgement with respect to a failure to pay liquidated damages shall accrue interest at the rate of 0.1% per day on such amount of unpaid penalties calculated from the day when such penalty is subject to payment in accordance with Section. 13.3 until the sum is paid in full provided that the aggregate interest cannot exceed 20% of the amount of such penalty that is determined by the arbitrator to be subject to payment.

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16.6           Notices and Deliveries. Any notice, demand or request required or permitted to be given by a Party to the other Party pursuant to or concerning the terms of this Agreement or the resolution of any dispute hereunder shall be in Russian, in writing and shall be deemed delivered (i) when delivered personally, (ii) on the next business day after timely delivery to a reputable overnight courier and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), (iv) in the event of sending via e-mail or by fax – on the date specified in the confirmation of receipt of such notice, demand, or request, which shall not be unreasonable withheld by a recipient, addressed as follows:

If to Ener1:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
USA
Attn:             Bruce Curtis,
President Ener1, Inc. GES
Fax: +1  (212) 920-3510
e-mail: bcurtis@ener1.com

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With a copy (which shall not constitute notice) to:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
USA
Attn:             General Counsel
Fax:  +1 (212) 920-3510

If to MGTES:

JSC «Mobile GTES»,
47 Volgogradsky Ave., Moscow, Russian Federation
Attn: О.V. Braghin, General Director
Fax:      + 7 (495) 937 42 61
e-mail:  info@mobilegtes.ru

The Parties shall be entitled to appoint other representative for carrying out correspondence hereunder by giving a prior written notice to the other Party.

16.7           Severability.  If any provision of this Agreement is held to be prohibited by, invalid or unenforceable under applicable law, such provision will be ineffective only to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the applicable provision with one that is both valid and which the Parties agree is in substance consistent with the original provision.  In the event the Parties do not agree upon such a substitute provision, either Party shall have the right to terminate this Agreement by providing sixty (60) days written notice of termination to the other.

16.8           Compliance with Laws.

16.8.1        The Parties shall cooperate in good faith to ensure that all requisite governmental approvals, licenses and permits relating to the export of the Units are timely obtained.

16.8.2        MGTES agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, the International Traffic in Arms Regulation (ITAR), the Export Administration Act, and the Export Administration Regulations and all requirements for obtaining export licenses or agreements.

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16.8.3        MGTES shall immediately notify Ener1 if MGTES is, or becomes, listed in any “Denied Parties List” or if MGTES’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency, or by any entity or agency of MGTES’s own country, if MGTES becomes aware of it.

16.8.4        If Ener1 is prohibited by government bodies of the USA, for any reason, from exporting or re-exporting a Unit or any Ener1 Technology material to the performance of its obligations under this Agreement, each of Ener1 and MGTES shall have the right to terminate this Agreement without any liability to the other Party, provided that all funds paid prior to termination of the Agreement pursuant to this Section16.8.4 shall be repaid by Ener1 to MGTES within 30 calendar days following such termination of this Agreement.

16.8.5        The parties hereto, hereby affirm their intent that all activities connected with the sale of the Units by Ener1 to MGTES shall comply with the United States Foreign Corrupt Practices Act, 15 U.S.C. 78, (hereinafter "FCPA"), and any amendments thereto.

16.8.6        Each Party shall be responsible for and indemnify and hold other Party harmless against any and all losses, costs, claims, causes of action, damages, liabilities and expenses, including attorneys’ fees and costs, arising from any negligent act or omission of such indemnifying Party, its officers, employees, agents, sellers, or subcontractors at any tier, in the performance of its obligations under this Section 16.8.

16.9           Counterparts.  This Agreement shall be executed simultaneously in the Russian and English languages and each party shall receive five originally signed copies. The text of this Agreement in the Russian language shall prevail over the text of this Agreement in the English language.

16.10         Assignment.  Ener1 may not assign its rights and obligations hereunder absent prior written consent by MGTES, which consent shall not be unreasonably withheld.  MGTES may assign its rights and obligations hereunder to a third party that is a member of the FSK UES Group. For the assignment to be deemed to have taken place an MGTES notice addressed to Ener1 shall be sufficient. An assignment shall be deemed to be effective as of the date on which Ener1 shall receive such written notice.  Notwithstanding the foregoing, any assignment by MGTES shall be conditional upon a guarantee issued by MGTES to Ener1 of such assignee's obligations under this Agreement.

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17.             LIST OF EXHIBITS.

17.1           Each of the following Exhibits, as may be amended, modified and supplemented by mutual agreement by the Parties, constitutes an integral part of this Agreement:

17.1.1        Exhibit 1A «SCOPE OF WORK»

17.1.2        Exhibit 1B «SCHEDULE OF WORK»

17.1.3        Exhibit 1С «SCHEDULE AND TERMS OF PAYMENTS»

17.1.4        Exhibit 1D «TECHNICAL DESCRIPTION OF THE UNIT»

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Ener1, Inc. / Ener1, Inc.

By:  /s/ Bruce Curtis
Name: Bruce Curtis
Title: President, Grid Energy Storage

Joint Stock Company “Mobile GTES”

By:  /s/ Oleg Valentinovich Bragin
Name:  Oleg Valentinovich Bragin
Title:  General Director

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